Exhibit 10.1

AMENDED AND RESTATED

ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) is entered into as of January 1, 2006, by and between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), Reit Management & Research LLC, a Delaware limited liability company, successor in interest to HRPT Advisors, Inc. (the “Advisor”), and, solely with respect to Section 15 of this Agreement with respect to certain non-competition covenants, Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy.

WHEREAS, the Company and the Advisor are parties to an Advisory Agreement, dated as of January 1, 1998 (as amended, the “Original Agreement”), and Barry M. Portnoy and Gerard M. Martin are parties to the Original Agreement solely with respect to certain covenants in Section 15 thereof;

WHEREAS, the Company, through its Independent Trustees (as hereinafter defined), has requested that the Original Agreement be amended to add Adam D. Portnoy as a party thereto solely with respect to Section 15 of the Original Agreement with respect to certain non-competition covenants, and the Company and Adam D. Portnoy have agreed to that amendment; and

WHEREAS, in connection with that amendment, the parties hereto desire to restate the Original Agreement, as so amended;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.             General Duties of the Advisor. The Advisor shall use its best efforts to present to the Company a continuing and suitable investment program consistent with the investment policies and objectives of the Company. Subject to the supervision of the Company’s Board of Trustees (the “Trustees”) and upon their direction, and consistent with the provisions of the Company’s declaration of trust (as amended and restated from time to time, the “Declaration”) , the Advisor shall:

(a)           serve as the Company’s investment advisor, with its obligations to include providing research and economic and statistical data in connection with the Company’s investments and recommending changes in the Company’s investment policies, when appropriate;

(b)           investigate and evaluate investment opportunities and make recommendations concerning such opportunities to the Trustees;

(c)           manage the Company’s short term investments including the acquisition and sale of money market instruments in accordance with the Company’s policies;

(d)           administer the day to day operations of the Company;

(e)           investigate, select and conduct relations and enter into appropriate contracts on behalf of the Company with other individuals, corporations and entities in furtherance of the investment activities of the Company;

(f)            upon request of the Trustees, act as attorney in fact or agent in acquiring and disposing of investments and funds of the Company and in handling, prosecuting and settling any claims of the Company;

(g)           upon request of the Trustees, invest and reinvest any money of the Company;

(h)           obtain for the Company, when appropriate, the services of property managers or management firms to perform customary property management services with regard to the real estate properties owned by or in the possession of the Company, and perform such supervisory or monitoring services on behalf of the Company with respect to the activities of such property managers or management firms as would be performed by a prudent owner, including but not limited to closely supervising the activities of such property managers or management firms, visiting the properties, participating in property management budgeting, reviewing the accounting of property income and expenses, reporting on the financial status of the properties and reviewing the accounting of property income and expenses, reporting on the financial status of the properties and reviewing and approving marketing plans, but excluding the actual on-site property management functions performed by said property managers or management firms;

(i)            obtain for the Company such services as may be required for other activities relating to the investment portfolio of the Company;

(j)            administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company, contract for audits and prepare or cause to be prepared such reports as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (as in effect from time to time, the “Internal Revenue Code”), the securities and tax securities of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(k)           provide office space, office equipment and the use of accounting or computing equipment when required, and provide personnel necessary for the performance of the foregoing services; and

(l)            from time to time, or at any time requested by the Trustees, make reports thereto of its performance of the foregoing services to the Company.

In performing its services under this Agreement, the Advisor may utilize facilities, personnel and support services of various of its Affiliates (as defined below). The Advisor shall be responsible for paying such Affiliates for their personnel and support services and facilities out of its own funds. Notwithstanding the above, the Company may request, and will pay for the direct costs of, services provided by Affiliates of the Advisor provided that such request is approved by a majority vote of the Directors who are not Affiliates of the Advisor and who do not perform any services for the Company except as Trustee (the “Independent Trustees”).

As used in this Agreement, the term “Affiliate” means, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding Trustees who are not otherwise Affiliates of such Person). The term “Person” means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, limited liability companies, and other entities.

In performing its services hereunder with respect to the Company, the Advisor shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time. In addition, the Advisor shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures Regarding Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

2.             Bank Accounts. The Advisor shall establish and maintain one or more bank accounts in its own name or, at the direction of the Trustees, in the name of the Company, and shall collect and deposit into such account or accounts and disburse therefrom any monies on behalf of the Company, provided that no funds in any such account shall be commingled with any funds of the Advisor or any other Person. The Advisor shall from time to time render an appropriate accounting of such collections and payments to the Trustees and to the auditors of the Company.

3.             Records. The Advisor shall maintain appropriate books of account and records relating to services performed pursuant to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

4.             Information Furnished Advisor. The Trustees shall at all times keep the Advisor fully informed with regard to the investment policies of the Company, the capitalization policy of the Company, and generally the Trustees’ then-current intentions as to the future of the Company. In particular, the Trustees shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Company’s investments or to make any new investment. The Company shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to its affairs as the Advisor may from time to time reasonably request. The Company shall retain legal counsel and accountants to provide such legal and accounting advice and services as the Advisor or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company.

5.             REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing real property) which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would (a) adversely affect the status of the Company as a real estate investment trust as defined and limited in the Internal Revenue Code or the regulations and rulings thereunder or which would make the

Company subject to the Investment Company Act of 1940, as amended, or (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or (c) otherwise not be permitted by the Declaration or Bylaws of the Company, except if such action shall be ordered by the Trustees, in which event the Advisor shall promptly notify the Trustees of the Advisor’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Declaration or Bylaws of the Company and shall refrain from taking such action pending further clarification or instructions from the Trustees. In addition, the Advisor shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would prevent or cure any action described in (a), (b) or (c) above.

6.             Self-Dealing. Neither the Advisor nor any Affiliate of the Advisor shall sell any property or assets to the Company or purchase any property or assets from the Company, directly or indirectly, except as approved by a majority of the Independent Trustees. In addition, except as otherwise provided in Sections 1, 9, or 10 hereof, or except as approved by a majority of the Independent Trustees, neither the Advisor nor any Affiliate of the Advisor shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party. Except for compensation received by the Advisor pursuant to Section 9 hereof, all commissions or other remuneration received by the Advisor or an Affiliate of the Advisor and not approved by the Independent Trustees under Sections 1 or 10 hereof or this Section 6 shall be reported to the Company annually within ninety (90) days following the end of the Company’s fiscal year.

Upon request of any Trustee, the Advisor shall from time to time promptly furnish the Company with information on a confidential basis as to any investments within the Company’s investment policies made by the Advisor for its own account.

7.             No Partnership or Joint Venture. The Company and the Advisor are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Advisor have joint interests in any one or more investments shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

8.             Fidelity Bond. The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

9.             Compensation. The Advisor shall be paid, for the services rendered by it to the Company pursuant to this Agreement, an annual advisory fee (the “Advisory Fee”) equal to 0.70 percent of the Average Invested Capital (as defined below) computed as of the last day of the Company’s fiscal year up to $250,000,000, and 0.50 percent of the Average Invested Capital equal to or exceeding $250,000,000. In addition, the Advisor shall be paid an annual incentive fee (the “Incentive Fee”), consisting of a number of shares of the Company’s Common Shares of Beneficial Interest (“Common Shares”) with a value (determined as provided below) equal to 15 percent of the amount by which Cash Available for Distribution to Shareholders (as defined below) for such fiscal year exceeds Cash Available for Distribution to Shareholders for the fiscal year immediately prior to such fiscal year, but in no event shall the Incentive Fee payable in respect of any year exceed $.02 multiplied by the weighted average number of Common Shares outstanding during such year.

Payment of the Incentive Fee shall be made by issuance of Common Shares, under the Company’s 1995 Incentive Share Award Plan or otherwise. The number of Common Shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Common Shares on the New York Stock Exchange during the month of December in the year for which the computation is made. (The Advisory Fee and Incentive Fee are hereinafter collectively referred to as the “Fees.”)

For purposes of this Agreement:  “Average Invested Capital” of the Company shall mean the daily weighted average of the total historical cost of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate (collectively, “Properties”) (including capitalized closing costs and costs which may be allocated to intangibles or are unallocated), before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the weighted average of such values. “Cash Available for Distribution” shall mean, for any period, the net income of the Company, before real estate depreciation, amortization and other non-cash or non-recurring items, less the amount, if any, included in the calculation thereof which represents rental income recognized by the Company in respect of amounts which, pursuant to leasing arrangements relating to any of the Properties, the Company is required to escrow or reserve for renovations and refurbishments. Calculation of Average Invested Capital shall be made annually by the Company; calculation of Cash Available for Distribution to Shareholders shall be made annually by the Company’s independent certified public accountants.

The Advisory Fee shall be computed and payable within thirty (30) days following the end of each fiscal month by the Company, and the Incentive Fee shall be computed and payable within thirty (30) days following the public availability of the Company’s annual audited financial statements for each fiscal year. Such computations shall be based upon the Company’s monthly or annual financial statements, as the case may be, and shall be in reasonable detail. A copy of such computations shall promptly be delivered to the Advisor accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees payable for any fiscal year shall be subject to adjustment as of the end of each fiscal year. On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to the Advisor an Officer’s Certificate (a “Certificate”) reasonably acceptable to the Advisor and certified by an authorized officer of the Company setting forth (i) the Average Invested Capital and Funds From Operations for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Company, the Company shall include its check for such deficit and deliver the same to the Advisor with such Certificate.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such Certificate whether the Advisor should (i) remit to the Company its check in an amount equal to such difference or (ii) grant the Company a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

10.           Additional Services.

(a)           The Advisor shall provide to the Company an internal audit function meeting applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Company’s Audit Committee commencing as of October 1, 2003. As additional compensation payable pursuant to Section 10 to the Advisor for such additional services, the Company agrees to reimburse the Advisor, within 30 days of the receipt of the invoice therefor, for a pro rata share (as agreed to by the Independent Trustees from time to time) of the following costs of the Advisor:

(i)            employment expenses of the Advisor’s internal audit manager and other employees of the Advisor actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(ii)           the reasonable travel and other out-of-pocket expenses of the Advisor relating to the activities of the Advisor’s internal audit manager and other of the Advisor’s employees actively engaged in providing internal audit services and the reasonable third party expenses which the Advisor incurs in connection with its provision of internal audit services.

(b)           If, and to the extent that, the Company shall request the Advisor to render services on behalf of the Company other than those required to be rendered by the Advisor in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon between the Advisor and the Company from time to time.

11.           Expenses of the Advisor. Without regard to the compensation received by the Advisor from the Company pursuant to this Agreement, the Advisor shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)           employment expenses of the personnel employed by the Advisor, including but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)           fees and travel and other expenses paid to directors, officers and employees of the Advisor, except fees and travel and other expenses of such persons who are Trustees or officers of the Company incurred in their capacities as Trustees or officers of the Company;

(c)           rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Advisor, except to the extent such expenses relate solely to an office maintained by the Company separate from the office of the Advisor; and

(d)           miscellaneous administrative expenses incurred in supervising, monitoring and inspecting real property and other investments of the Company or relating to performance by the Advisor of its obligations hereunder.

12.           Expenses of the Company. Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses not payable by the Advisor, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Advisor:

(a)           the cost of borrowed money;

(b)           taxes on income and taxes and assessments on real property, if any, and all other taxes applicable to the Company;

(c)           legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Company’s securities, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(d)           expenses of organizing, restructuring, reorganizing or terminating the Company, or of revising, amending, converting or modifying the Company’s organizational documents;

(e)           fees and travel and other expenses paid to Trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Advisor) and fees and travel and other expenses paid to advisors, contractors, mortgage services, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)            Expenses directly connected with the acquisition, disposition or ownership of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management or property), other than expenses with respect thereto of employees of the Advisor, to the extent that such expenses are to be borne by the Advisor pursuant to Section 11 above;

(g)           all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)           expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)            all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities;

(j)            legal, accounting and auditing fees and expenses, other than those described in subsection (c) above; and

(k)           expenses relating to any office or office facilities maintained by the Company separate from the office of the Advisor.

13.           Annual Operating Expenses Limitation Requiring Refunds by the Advisor. There shall be a limitation (the “Limitation”) on Operating Expenses (as defined below) of the Company for each fiscal year which shall be the lower of the following:

(a)           the greater of (i) 2% of the Average Invested Capital of the Company for such fiscal year; and (ii) 25% of the Net Income (as defined below) of the Company for such fiscal year; or

(b)           the lowest of any applicable operating expense limitations that may be imposed by law or regulation in a state in which any securities of the Company are or will be qualified for sale or by a national securities exchange on which any securities of the Company are or may be listed, as such limitations may be altered from time to time.

For purposes of this Agreement, “Operating Expenses” shall be calculated on the basis of the Company’s annual audited financial statements and shall be deemed to mean the aggregate annual expenses regarded as ordinary operating expenses in accordance with generally accepted accounting principles (including the Fees), exclusive of the following:

(i)            the expenses set forth in subsections (a) through (d), inclusive, and (f) of Section 12 hereof;

(ii)           non-cash expenditures, including provisions for depreciation, depletion, bad debt reserve and amortization;

(iii)          losses on the disposition of assets and provisions for such losses;

(iv)          options granted to the Advisor; and

(v)           other extraordinary charges including, without limitation, litigation costs.

For purposes of this Agreement, “Net Income” for any period shall be calculated on the basis of the Company’s audited financial statements and shall be deemed to mean total revenues applicable to such period, less the expenses applicable to such period, including additions to reserves for depreciation or bad debts or other similar noncash reserves, determined in accordance with generally accepted accounting principles.

On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Advisor shall refund (to the extent of the aggregate Fees it has received with respect to such year) to the Company the amount, if any, by which the Operating Expenses exceeded the Limitation; provided however, that unless such action is prohibited by laws or regulations, the Company may instead permit such refund to be effected by a reduction in the amount of the Fees to be paid by the Company during the fiscal years following the fiscal year with respect to which such refund is to be made until such time as any such refund is fully paid and provided the Limitation imposed by this Section 13 shall require that only so much of such excess need be refunded as is conclusively determined by the Trustees, including a majority of the Independent Trustees, to be unjustified.

14.           Limits of Advisor Responsibility. The Advisor assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Advisor. The Advisor, its shareholders, directors, officers, employees and Affiliates will not be liable to the Company, its shareholders, or others, except by reason of acts constituting bad faith, willful or wanton misconduct or gross negligence. The Company shall reimburse, indemnify and hold harmless the Advisor, its shareholders, directors, officers and employees and its Affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of the Advisor undertaken in good faith and in accordance with the standard set forth above pursuant to the authority granted to it by this Agreement.

15.           Other Activities of Advisor. None of the Advisor, Barry M. Portnoy, Gerard M. Martin nor Adam D. Portnoy shall, without the consent of the Company’s Independent Trustees, (i) provide advisory services to, or serve as a director or officer of, any other REIT which is principally engaged in the business of ownership of hotel properties or (ii) make direct investments in hotel facilities. Nothing herein shall prevent the Advisor from engaging in other activities or businesses or from acting as advisor to any other Person (including other real estate investment trusts) provided that no such activity shall conflict with the Advisor’s obligations under the immediately preceding sentence; provided, further, however, that the Advisor shall notify the Company in writing in the event that it does so act as an advisor to another real estate investment trust. The Advisor shall be free from any obligation to present to the Company any particular investment opportunity which comes to the Advisor. Without limiting the foregoing provisions, the Advisor agrees, upon the request of any Trustee of the Company, to disclose certain investment information concerning the Advisor or certain of its Affiliates, provided, however, that such disclosure shall be required only if it does not constitute a breach of any fiduciary duty or obligation of the Advisor.

Directors, officers, employees and agents of the Advisor or of its Affiliates may serve as Trustees, officers, employees, agents, nominees or signatories of the Company. When executing documents other otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company. Such persons shall receive no compensation from the Company for their services to the Company in any such capacities.

16.           Term, Termination. This Agreement shall continue in force and effect until December 31, 2006 unless extended or sooner terminated in accordance with the terms of this Section 16. The expiration date of the then current term of this Agreement is referred to herein as the “Termination Date.”  The Company shall give written notice to the Advisor prior to the Termination Date of its intention to renew this Agreement and the period of such extension. Such renewal shall be determined by a majority of the Independent Trustees of the Company.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension hereof, may be terminated by either party hereto upon sixty (60) days’ written notice to the other party, pursuant to a majority vote of the Independent Trustees; or, in the case of a termination by the Advisor, by a majority vote of the directors of the Advisor.

Paragraph 19 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in paragraph 20, such termination shall be without further liability of either party to the other than for breach or violation of this Agreement prior to termination.

17.           Assignment. The Company may terminate this Agreement at any time in the event of its assignment by the Advisor except an assignment to a corporation, association, trust, or other successor organization which may take over the property and carry on the affairs of the Advisor; provided that, following such assignment, the persons who controlled the operations of the Advisor immediately prior to the assignment shall control the operation of the successor organization, including the performance of its duties under this Agreement, and such successor organization shall be bound by the same restrictions by which the Advisor was bound prior to such assignment. Such assignment or any other assignment of this Agreement by the Advisor shall bind the assignee hereunder in the same manner as the Advisor is bound hereunder. This

Agreement shall not be assignable by the Company without the prior written consent of the Advisor, except in the case of any assignment by the Company to a corporation or other organization which is the successor to the Company, in which case such successor shall be bound hereby and by the terms of said assignment in the same manner and to the same extent as the Company is bound hereby.

18.           Default, Bankruptcy, Etc. of the Advisor. At the sole option of the Company, this Agreement may be terminated immediately upon written notice of such termination from the Trustees to the Advisor if any of the following events shall have occurred:

(a)           the Advisor shall have violated any provision of this Agreement and, after written notice from the Trustees of such violation, shall have failed to cure such default within thirty (30) days;

(b)           a petition shall have been filed against the Advisor for an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such petition shall not have been dismissed within ninety (90) days of filing; or a court having jurisdiction shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Advisor for any substantial portion of its property, or ordered the winding upon or liquidation of its affairs, and such appointment or order shall not have been rescinded or vacated within ninety (90) days of such appointment or order; or

(c)           the Advisor shall have commenced a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they became due.

The Advisor agrees that, if any of the events specified in Paragraphs (b) or (c) of this Section 18 shall occur, it will give written notice thereof to the Trustees within seven (7) days following the occurrence of such event.

19.           Action Upon Termination. From and after the effective date of any termination of this Agreement pursuant to Sections 16, 17 or 18 hereof, the Advisor shall be entitled to no compensation for services rendered hereunder for the then-current term of this Agreement, but shall be paid, on a pro rata basis, all compensation due for services performed prior to such termination (reduced by the amount, if any, of the Fees to be refunded by the Advisor pursuant to Section 13 hereof, which section shall apply pro rata to the applicable portion of the fiscal year in which termination occurs in the event of a termination occurring at other than the end of the Company’s fiscal year. Upon such termination, the Advisor immediately shall:

(a)           pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued Fees (reduced by amounts owed by the Advisor to the Company pursuant to the last paragraph of Section 13 hereof) and reimbursements for its expenses to which it is then entitled;

(b)           deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date on its last accounting to the Trustees; and

(c)           deliver to the Trustees all property and documents of the Company then in its custody or possession.

The amount of Fees paid to the Advisor upon termination shall be subject to adjustment pursuant to the following mechanism. On or before the 30th day after public availability of the Company’s annual audited financial statements for the fiscal year in which termination occurs, the Company shall deliver to the Advisor a Certificate reasonably acceptable to the Advisor and certified by an authorized officer of the Company setting forth (i) the Average Invested Real Estate Assets, Cash Available for Distribution to Shareholders and Funds From Operations for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable upon the date of termination (reduced by the aggregate amount of any excess expenses to be refunded pursuant to Section 13 hereof, which Section shall apply to the applicable portion of the fiscal year in which termination occurs in the event of a termination occurring at other than the end of the Company’s fiscal year.

If the annual Fees owed upon termination as shown in such Certificate exceed the Fees paid by the Company upon termination, the Company shall include its check for such deficit and deliver the same to the Advisor with such Certificate.

If the Annual Fees owed upon termination as shown in such Certificate are less than the Fees paid by the Company upon termination, the Advisor shall remit to the Company its check in an amount equal to such difference.

20.           Trustee Action. Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

21.           Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

If to the Company:

Hospitality Properties Trust
400 Centre Street
Newton, MA 02458
Attention:  President

If to the Advisor:

Reit Management & Research LLC
400 Centre Street
Newton, MA 02458
Attention:  President

Such notice shall be effective upon its receipt by the party to whom it is directed. Either party hereto may at any time given notice to the other party in writing of a change of its address for purposes of this paragraph 21.

22.           Amendments. The Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

23.           Successors and Assigns. This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

24.           Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

25.           Captions. The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

26.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

27.           Attorneys’ Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action in addition to any other relief to which it or they may be entitled.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

HOSPITALITIES PROPERTIES TRUST

By:	/s/ John G. Murray
Name: John G. Murray
Title: President

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Vice President

SOLELY AS TO SECTION 15 HEREOF:

/s/ Barry M. Portnoy
Barry M. Portnoy

/s/ Gerard M. Martin
Gerard M. Martin

/s/ Adam D. Portnoy
Adam D. Portnoy